Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39402, 333-46360, 333-128273, 333-66048, 333-62278 and 333-128043 on Form S-8 and Registration Statement Nos. 333-155646 and 333-156387 on Form S-3 of our report dated February 26, 2010 relating to the financial statements  of American Electric Power Company, Inc. and subsidiary companies (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement) and our report dated February 26, 2010 relating to the effectiveness of  American Electric Power Company, Inc. and subsidiary companies’ internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 26, 2010